Exhibit 99.1

Q2 Pre-Release

Perry Ellis International Pre-Announces Preliminary Second Quarter Results for Fiscal 2011 and Updates Full Year Earnings Guidance

•	Revenue growth of approximately 2% to an estimated $162 million compared to $159 million last year

•	Preliminary second quarter loss per fully diluted share in the range of ($0.15) – ($0.17) compared to $(0.42) last year

•	Operating income in the range of $1.6 - $1.9 million, as compared to an operating loss of ($1.9) million last year

•

Company expects fiscal 2011 earnings per diluted share in the range of $1.53 to $1.68 as compared to previous guidance of $1.45 to $1.60 and remains comfortable with full year revenues in the range of $775 million to $795 million

Perry Ellis International, Inc. (NASDAQ:PERY) announced today, that based on preliminary estimates for its second quarter ended July 31, 2010 (“second quarter fiscal 2011”), the Company expects revenue of approximately $162 million, compared to $159 million during the comparable period last year. Revenues grew approximately 9%, excluding the planned exit of $11 million in unprofitable businesses from last year.

Perry Ellis branded wholesale business as well as its owned retail stores were significant contributors to the company’s revenue growth and earnings during second quarter fiscal 2011.

Preliminary second quarter results for fiscal 2011 show continued strong gross margin expansion, operating income and loss per fully diluted share improvement over the comparable period last year. Second quarter fiscal 2011 loss per fully diluted share is expected to be in the range of ($0.15) – ($0.17). This is compared to loss per fully diluted share of ($0.42) during the same period last year.

“Continuing to execute on our strategy of branded product and reducing our exposure to lower margin businesses is a key for Perry Ellis International’s long-term success,” commented Oscar Feldenkreis, President and COO. “Allocating resources and focusing on our branded growth platforms especially Perry Ellis Collection, Golf, Hispanic, and Swim will better position our Company to continue on its path of growth and further solidify its position as an industry leader in the men’s apparel arena.”

The Company continued solidifying its financial position throughout second quarter fiscal 2011. Positive operating cash flow provided the Company with the ability to re-purchase an additional $25 million of its senior notes, while also ending the quarter with full availability on its senior credit facility.

The Company will report its final financial results for the second quarter of fiscal year 2011 on Wednesday, August 25 2010 before the market opens and sponsor a call with management on the same day at 11:00 a.m. EDT to provide a full update on its results.

Q2 Pre-Release

About Perry Ellis International

Perry Ellis International, Inc. is a leading designer, distributor and licensor of a broad line of high quality men’s and women’s apparel, accessories, and fragrances. The Company’s collection of dress and casual shirts, golf sportswear, sweaters, dress and casual pants and shorts, jeans wear, active wear and men’s and women’s swimwear is available through all major levels of retail distribution. The Company, through its wholly owned subsidiaries, owns a portfolio of nationally and internationally recognized brands including Perry Ellis®, Jantzen®, Laundry by Shelli Segal®, C&C California®, Cubavera®, Centro®, Solero®, Munsingwear®, Savane®, Original Penguin® by Munsingwear®, Grand Slam®, Natural Issue®, Pro Player®, the Havanera Co.®, Axis®, Tricots St. Raphael®, Gotcha®, Girl Star®, MCD® John Henry®, Mondo di Marco®, Redsand®, Manhattan®, Axist® and Farah®. The Company enhances its roster of brands by licensing trademarks from third parties including Pierre Cardin® for men’s sportswear, Nike® and Jag® for swimwear, and Callaway®, TOP-FLITE®, PGA TOUR® and Champions Tour® for golf apparel. Additional information on the Company is available at http://www.pery.com.

Safe Harbor Statement

We caution readers that the forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as “anticipate,” “could,” “may,” “might,” “potential,” “predict,” “should,” “estimate,” “expect,” “project,” “believe,” “plan,” “envision,” “continue,” “intend,” “target,” “contemplate,” or “will” and similar words or phrases or comparable terminology. We have based such forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, many of which are beyond our control. These factors include: general economic conditions, a significant decrease in business from or loss of any of our major customers or programs, anticipated and unanticipated trends and conditions in our industry, including the impact of recent or future retail and wholesale consolidation, the effectiveness of our planned advertising, marketing and promotional campaigns, our ability to contain costs, disruptions in the supply chain, our future capital needs and our ability to obtain financing, our ability to integrate acquired businesses, trademarks, trade names and licenses, our ability to predict consumer preferences and changes in fashion trends and consumer acceptance of both new designs and newly introduced products, the termination or non-renewal of any material license agreements to which we are a party, changes in the costs of raw materials, labor and advertising, our ability to carry out growth strategies including expansion in international and direct to consumer retail markets, the level of consumer spending for apparel and other merchandise, our ability to compete, exposure to foreign currency risk and interest rate risk, possible disruption in commercial activities due to terrorist activity and armed conflict, and other factors set forth in Perry Ellis International’s filings with the Securities and Exchange Commission. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in Perry Ellis’ filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which are valid only as of the date they were made. We undertake no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise.

CONTACT:

ICR, Inc.

Allison Malkin, 203-682-8225

SOURCE: Perry Ellis International, Inc.